EXHIBIT 3.01

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
NORTHERN STATES POWER COMPANY

     The undersigned, being a natural person of the age of eighteen (18) years or more, hereby executes the following Amended and Restated Articles of Incorporation, duly adopted pursuant to the authority and provisions of Chapter 180 of the Wisconsin Statutes, to supersede and take the place of the existing Restated Articles of Incorporation and amendments thereto:

     Article 1.  The name of the corporation shall be Northern States Power Company.

     Article 2.  The period of existence shall be perpetual.

     Article 3.  The business and purposes for which said corporation is formed are: To manufacture, produce, purchase, or in any manner acquire, and to sell, market, and distribute gas and its by-products and residual products for light, heat, power and other purposes; to manufacture, generate, produce, buy, and in any manner acquire, and to sell, market and distribute electricity for light, heat, power, and other purposes; to construct, maintain, and operate street and electric railways; to construct, maintain, and operate water works for the purpose of supplying municipalities, private consumers, and others with water for any and all purposes whatsoever; to furnish signals by electricity or otherwise; to supply steam and hot water for heating and other purposes; to own, operate, manage, and control plants and equipment for the production, transmission, delivery, and furnishing of heat, light, water, and power to and for the public; to manufacture, buy, sell, rent, and deal in apparatus and appliances used or useful in, or calculated directly or indirectly to promote the consumption of gas, water, or electricity; to purchase or in any manner acquire, to own and hold, and to sell, exchange, or in any manner dispose of stocks, bonds, mortgages, and other securities; to buy, sell, exchange, and deal in all kinds of real property; and to construct, erect, purchase, or in any manner acquire, to own, hold, and operate, and to sell, exchange, lease, encumber, and in any manner dispose of, gas works, water works, steam plants, hot water plants, hydraulic works, hydroelectric works, electric works, gas distributing systems, water distributing systems, steam distributing systems, electric distributing systems and transmission lines, signal transmission systems, and machinery apparatus, appliances, facilities, rights, privileges, franchises, ordinances, and all such real and personal property as may be necessary, useful, or convenient in carrying on the business of procuring or producing and distributing electricity, gas, water, steam, hot water, and signals, or in the construction, maintenance, and operation of street and electric railways. The business of the company may be carried on in any part of the States of Wisconsin, Michigan, and Minnesota.

     Article 4.  The number of shares which it shall have authority to issue shall be One Million (1,000,000) shares of common stock, and the par value of each share shall be One Hundred Dollars ($100). At all meetings of the shareholders of the corporation, the holders of common stock shall be entitled to one (1) vote for each share of common stock held by them.

     Article 5.  The address of the registered office at the time of adoption of these restated articles is 100 North Barstow Street, Eau Claire, Wisconsin 54701.

     Article 6.  The name of the registered agent at such address at the time of adoption of these restated articles is J. A. Noer.

     Article 7.  The number of directors constituting the Board of Directors shall be fixed by the Bylaws, but shall not be less than three.

     Article 8.  These articles may be amended in the manner authorized by law at the time of amendment.

Dated as of the 28th day of May, 1998

J. A. Noer, President

CERTIFICATE OF AMENDMENT OF
NORTHERN STATES POWER COMPANY

     The undersigned do hereby certify to the following:

(1)	Northern States Power Company is a corporation duly organized under Chapter 180 of the Wisconsin Statutes.

(2)	Pursuant to subsections 180.1007(4) and 180.1006(2) of the Wisconsin Statutes, the amendment to the Articles of Incorporation requiring shareholder approval, which results in an increase of said corporation’s stated capital from $86,200,000 to $100,000,000, is as follows:

“Article 4. The number of shares which it shall have authority to issue shall be One Million (1,000,000) shares of common stock, and the par value of each share shall be One Hundred Dollars ($100).”

(3)	The attached Amended and Restated Articles of Incorporation of said corporation were adopted as of May 6, 1998 by the directors and shareholders in accordance with §§ 180.1003 and 180.1004 of the Wisconsin Statutes.

(4)	The Amended and Restated Articles of Incorporation supersede the original articles of incorporation, any restated articles of incorporation previously adopted, and all amendments to the original and any restated articles of incorporation

Dated as of the 28th day of May, 1998.

J. A. Noer, President

J. C. Fransway, Assistant Secretary

This document was drafted and is returnable to:
J. C. Fransway
Northern States Power Company
100 North Barstow Street
P. O. Box 8
Eau Claire, WI 54702